                                                                     EXHIBIT 4.4

                              CO-TRUSTEE AGREEMENT

      This Co-Trustee Agreement ("Co-Trustee Agreement") dated as of June 28, 2005 is between The Bank of New York Trust Company (Cayman) Limited (the "Trustee") and The Bank of New York (the "U.S. Trustee").

                                   WITNESSETH

      WHEREAS, Banco Bradesco S.A., acting through its Grand Cayman branch, and the Trustee have entered into an indenture dated as of June 3, 2005 (the "Indenture") with the intention of providing for the issuance of US$300,000,000 8.875% Perpetual Non-cumulative Junior Subordinated Securities by Banco Bradesco S.A., acting through its Grand Cayman branch, which Indenture is subject to the U.S. Trust Indenture Act of 1939 as amended (the "Trustee Indenture Act");

      WHEREAS the Trust Indenture Act requires that at least one trustee is a corporation organized and doing business under the laws of the United States; and

      WHEREAS, the U.S. Trustee has its principal place of business in the United States.

      NOW, THEREFORE, the parties hereto hereby agree as follows:

      FOR VALUABLE CONSIDERATION RECEIVED it is mutually covenanted and agreed pursuant to the terms of the Indenture that the U.S. Trustee has been and by this document is, appointed to serve the trustee under the Indenture. It is understood and agreed that (a) the duties and responsibilities of the U.S. Trustee shall be limited to the execution and delivery of all documents, and the maintenance of all records, necessary to comply with the requirements of the Trustee Indenture Act, and (b) the U.S. Trustee shall be entitled to all of the benefits, immunities and protections provided to the Trustee in the Indenture and all related documents. By the execution hereof, the U.S. Trustee accepts all the terms and conditions provided for in the Indenture.

      This Co-Trustee Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. The Co-Trustee Agreement shall be governed by and construed in accordance with the laws of the State of New York.

      IN WITNESS WHEREOF, the parties have executed this Co-Trustee Agreement as of the day and year first above written.

The Bank of New York Trust Company (Cayman) Limited

By:   /s/ PATRICIA PHILLIPS-COWARD
      Name: Patricia Phillips-Coward
      Title: Assistant Vice President

The Bank of New York

By:   /s/ PATRICIA PHILLIPS COWARD
      Name: Patricia Phillips-Coward
      Title: Assistant Vice President

Acknowledged

Banco Bradesco S.A., acting through its Grand Cayman branch

By:   /s/ JOSE GUILHERME LEMBI DE FARIA
      Name: Jose Guilherme Lembi de Faria
      Title: Diretor Gerente